Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES ADDITIONAL AUTHORIZATION UNDER SHARE REPURCHASE PROGRAM AND DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA (November 1, 2013) Pool Corporation (NASDAQ/GSM: POOL) announced today that its Board of Directors has authorized an additional $100.0 million under its existing share repurchase program for the purchase of the Company’s common stock in the open market at prevailing market prices or in privately negotiated transactions.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.19 per share. The dividend will be payable on November 27, 2013 to holders of record on November 13, 2013.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 323 sales centers in North America, South America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2012 Annual Report on Form 10‑K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
Investor Relations
985.801.5117
craig.hubbard@poolcorp.com